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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (RULE 13d-102)

            INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                          (AMENDMENT NO.          )*
                                        ----------



                      THE CHEESECAKE FACTORY INCORPORATED
-------------------------------------------------------------------------------
                                (Name Of Issuer)

                    Common Stock, par value $0.01 per share
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   163072101
                                ---------------
                                 (CUSIP Number)



Check the following box if a fee is being paid with this statement [X] . (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and or any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 10 pages

CUSIP No.    163072101                   13G        Page   2   of   10   Pages
          -------------------                            -----    ------

-------------------------------------------------------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 B. A. T Industries p.l.c.

-------------------------------------------------------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                          (a) [ ]


                                                                                                                    (b) [ ]

-------------------------------------------------------------------------------------------------------------------------------
   3     SEC USE ONLY



-------------------------------------------------------------------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

                  England

-------------------------------------------------------------------------------------------------------------------------------
                          5     SOLE VOTING POWER

                                         -0-
      NUMBER OF
       SHARES         ---------------------------------------------------------------------------------------------------------
    BENEFICIALLY          6     SHARED VOTING POWER
      OWNED BY
        EACH                             603,600
      REPORTING
       PERSON         ---------------------------------------------------------------------------------------------------------
        WITH              7     SOLE DISPOSITIVE POWER

                                         -0-

                      ---------------------------------------------------------------------------------------------------------
                          8     SHARED DISPOSITIVE POWER

                                         603,600

-------------------------------------------------------------------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  603,600

------------------------------------------------------------------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*                                          [ ]


                  N.A.

-------------------------------------------------------------------------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  5.52%

-------------------------------------------------------------------------------------------------------------------------------
  12     TYPE OF REPORTING PERSON*

                  IC

-------------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 2 of 10 pages

CUSIP No.    163072101                   13G        Page   3   of   10   Pages
          -------------------                            -----    ------

-------------------------------------------------------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Farmers Group, Inc.

-------------------------------------------------------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                          (a) [ ]



                                                                                                                    (b) [ ]

-------------------------------------------------------------------------------------------------------------------------------
   3     SEC USE ONLY



-------------------------------------------------------------------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION


                  Nevada

-------------------------------------------------------------------------------------------------------------------------------
                          5     SOLE VOTING POWER

                                         -0-
      NUMBER OF
       SHARES         ---------------------------------------------------------------------------------------------------------
    BENEFICIALLY          6     SHARED VOTING POWER
      OWNED BY
        EACH                             603,600
      REPORTING
       PERSON         ---------------------------------------------------------------------------------------------------------
        WITH              7     SOLE DISPOSITIVE POWER

                                         -0-

                      ---------------------------------------------------------------------------------------------------------
                          8     SHARED DISPOSITIVE POWER

                                         603,600

-------------------------------------------------------------------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  603,600

-------------------------------------------------------------------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*                                          [ ]


                  N.A.

-------------------------------------------------------------------------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  5.52%

-------------------------------------------------------------------------------------------------------------------------------
  12     TYPE OF REPORTING PERSON*

                  IC

-------------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 3 of 10 pages

Item 1 (a).                         Name of Issuer:
-----------
                                    THE CHEESECAKE FACTORY INCORPORATED

Item 1 (b).                         Address of Issuer's Principal Executive
----------                          Office:

                                    26950 Agoura Road
                                    Calabasas Hills, CA 91301

Item 2(a).                          Name of Person Filing:
----------
                                    B.A.T Industries p.l.c., an English
                                    corporation ("B.A.T"), and Farmers Group,
                                    Inc. ("Farmers"), a Nevada corporation;
                                    Farmers is the beneficial owner of the
                                    Issuer's securities identified in Item 2(d)
                                    below through various subsidiaries of
                                    Farmers, by insurance exchanges for which
                                    Farmers acts as attorney-in-fact or by
                                    benefit plans for employees of Farmers and
                                    its subsidiaries for which Farmers has
                                    investment discretion. No such entity
                                    beneficially owns in excess of 5% of the
                                    class of shares in respect of which this
                                    report is being made; and B.A.T may be
                                    deemed to be the indirect beneficial owner
                                    of such securities by indirectly owning
                                    100% of the issued and outstanding shares
                                    of Farmers through B.A.T's wholly-owned
                                    subsidiary, South Western Nominees Limited.
                                    The filing of this statement by B.A.T shall
                                    not be construed as an admission that B.A.T
                                    is, for the purposes of Section 13(d) or
                                    13(g) of the Act or under the laws or
                                    regulations of the United Kingdom, the
                                    beneficial owner of any securities covered
                                    by this statement.

Item 2(b).                          Address of Principal Business Office or, if
----------                          none, Residence:

                                    B.A.T Industries p.l.c.
                                    Windsor House
                                    50 Victoria Street
                                    London SW1H ONL
                                    England

                                    Farmers Group, Inc.
                                    4680 Wilshire Boulevard
                                    Los Angeles, California 90010
                                    USA

Item 2(c).                          Citizenship:
----------
                                    B.A.T Industries p.l.c.   - England
                                    Farmers Group, Inc.       - Nevada


                               Page 4 of 10 pages

Item 2(d).                       Title of Class of Securities:
----------
                                 Common stock, par value $0.01 per share

Item 2(e).                       CUSIP Number:
----------
                                 163072101

Item 3.                    This statement is filed pursuant to Rule 13d-1(b)
------- by B.A.T, a Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G), and by Farmers Group,
                           Inc., an Insurance Company (as defined in Section
                           3(a)(19) of the Act) incorporated under the laws of Nevada.

Item 4.                    Ownership:
-------
                                 (a)     Amount Beneficially Owned:

                                                  603,600

                                         The shares being reported were
                                         acquired by various subsidiaries of
                                         Farmers Group, Inc. by insurance
                                         exchanges for which Farmers Group,
                                         Inc., acts as attorney-in-fact or by
                                         benefit plans for employees of Farmers
                                         Group, Inc. and its subsidiaries for
                                         which Farmers Group, Inc. has
                                         investment discretion. No such entity
                                         beneficially owns in excess of 5% of
                                         the class of shares in respect of
                                         which this report is being made.

                                 (b)     Percent of Class:

                                                  5.52%

                                 (c)     Number of shares as to which person has:

                                         (i)    Sole voting power:                 -0-
                                         (ii)   Shared voting power:               603,600
                                         (iii)  Sole disposition power:            -0-
                                         (iv)   Shared disposition power:          603,600


                               Page 5 of 10 pages

Item 5.          Ownership of Five Percent or Less of a Class:
-------
                          Not Applicable.

Item 6.          Ownership of More than Five Percent on Behalf of Another
-------          Person:
                          Not Applicable.

Item 7.          Identification and Classification of the Subsidiary Which
-------          Acquired the Security Being Reported on by the Parent Holding
                 Company:

                          See Exhibit I.

Item 8.          Identification and Classification of Members of the Group:
-------
                          Not Applicable.

Item 9.          Notice of Dissolution of the Group:
-------
                          Not Applicable.

Item 10.                  Certification:
--------
                          By signing below I certify that, to the
                          best of my knowledge and belief, the
                          securities referred to above were acquired
                          in the ordinary course of business and were
                          not acquired for the purpose of and do not
                          have the effect of changing or influencing
                          the control of the issuer of such
                          securities and were not acquired in
                          connection with or as a participant in any
                          transaction having such purpose or effect.



                               Page 6 of 10 pages

                                   SIGNATURES


                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                    B.A.T INDUSTRIES p.l.c.


Dated February 5, 1997              By:  /s/ Anthony Robert Holliman
                                       -----------------------------
                                       Name:   Anthony Robert Holliman
                                       Title: Assistant Corporate Secretary


                               Page 7 of 10 pages

                                   SIGNATURES


                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                             FARMERS GROUP, INC.


Dated February 5, 1997                       By:  /s/ Alan Porter
                                                -----------------------------
                                                Name:   Alan Porter
                                                Title: Corporate Secretary



                               Page 8 of 10 pages

                                 Exhibit Index


Exhibit           Description                                           Page Number
-------           ------------                                          -----------
  I               Identification and Classification of Subsidiaries           10



                               Page 9 of 10 pages